Exhibit 10.15

SERVICE AGREEMENT

This Service Agreement (this “Agreement”) is entered into as of January 1, 2003, by and between ACE Guaranty Corp., a Maryland domiciled insurance company (“AGC”) and ACE Asset Management Inc., a Delaware company (“AAM”).

WHEREAS, AGC has leased office space at 1325 Avenue of the Americas, New York, NY and AGC maintains a staff of professional executives and administrative and clerical personnel; and

WHEREAS, AAM requires office space and certain support services in order to conduct its business, and AGC desires to provide such office space and services; and

NOW, THEREFORE, in consideration of the mutual benefits to be derived, the parties hereto hereby agree as follows:

1.                                       AGC will make available such office space and services, including legal, human resources, data processing, accounting and tax planning services to AAM as are needed and requested by AAM.  Under no circumstances shall any member of AGC’s staff be granted any authority pursuant to this Agreement to make investment or business decisions on behalf of AAM or otherwise make any legally binding commitments on behalf of AAM.

2.                                       AGC’s staff members who provide services to AAM hereunder will remain, for all purposes, the employees of AGC and will be instructed to provide the services to AAM with the same degree of care and diligence as they would exercise in the performance of the same or similar services to AGC.

3.                                       AGC shall compensate its staff members who provide such services to AAM on the same basis as they are customarily compensated for the performance of their regular duties to AGC.  AAM shall not make any direct payment of any kind to, or compensate in any manner, the staff members of AGC whose services are provided to it.

4.                                       AAM shall remain the sole owner of all records, documents and other work products developed, utilized or maintained for it by ACC’s staff.

5.                                       Each party hereto shall have the right to conduct up to four audits per year of such books, records and accounts of the other party as are reasonably necessary to confirm compliance by such other party with the terms hereof upon giving reasonable notice of its intent to conduct such an audit.  In the event of such audit, the party being audited shall give to the party requesting the audit reasonable cooperation and access to all books, records and accounts necessary to the audit.

6.                                       In consideration of the office space and services provided by AGC, AAM shall pay to AGC, monthly in arrears, (x) an amount equal to 8% of each expense item listed on Exhibit A hereto paid by AGC, plus (y) an amount equal to 13% of each expense item listed on Exhibit B hereto paid by AGC (each, an “Expense Item”); provided, however, if the parties mutually agree that an Expense Item relates only to a company other than AAM, no amount shall be payable hereunder in respect of such Expense Item; provided, further, if the parties mutually agree that an Expense Item relates only to AAM, an amount equal to 100% of such Expense Item shall be payable hereunder, plus (z) a service fee equal to $16,667.00.

7.                                       AGC shall provide ACRO with a written accounting of amounts due pursuant to paragraph 6 hereof within ten days following the end of each month. ACRO shall pay all amounts due to AGC within fifteen days after receipt of such accounting.

8.                                       Should an irreconcilable difference of opinion between the parties arise as to the interpretation of any matter respecting this Agreement, such difference shall be submitted to arbitration as the sole remedy available to the parties.  Such arbitration shall be conducted in the accordance with the rules of the American Arbitration Association, and the arbitration shall take place in New York City.

9.                                       This Agreement shall be effective as of January 1, 2003 and shall terminate sixty days following written notice given by any party to the other parties of its intent to terminate this Agreement.

10.                                 This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

11.                                 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.                                 This Agreement shall be binding upon all successors, assignees and transferees of the parties to this Agreement; provided, however, that neither this Agreement nor any rights or obligations under this Agreement may be assigned or transferred by any party without the prior written consent of the other parties.

13.                                 This Agreement constitutes and sets forth the entire agreement and understanding of the parties pertaining to the subject matter hereof.  All amendments or modifications hereto shall be in writing and signed by all of the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACE GUARANTY CORP.

By:	/s/ Geraldine Alfino Egler
	Name:	Geraldine Alfino Egler
	Title:	Senior Vice President General Counsel

ACE ASSET MANAGEMENT INC.

By:	/s/ Richard Bradley
	Name:	Richard Bradley
	Title:	Chief Operating Officer

EXHIBIT A

EXPENSE ITEMS

Other Employee Welfare	6042110000
Pension Plan Administration Fee	6042910020
Non-Qualified Profit Share Exp	6039610070
401k Saving Plan	6042810000
Outside Services - All Other	6061710020
Depreciation Furniture	6049110000
Depreciation Edp	6050110000
Depreciation Software	6050310000
Printing	6051110030
Office Supplies	6051110000
Publications	6051110020
Postage	6052110000
Telephone	6052310000
Outsourcing Mail	6052110050
Air Freight	6052110020
Outside Ins Carrier	6044110040
Insurance Misc. Exp	6044110020
Online Searches	6051110080
Repairs & Maintenance	6048110040
Outside Services All Other	6061710020
Consulting - Inform Tech	6061410010
Healthcare Benefits	6043010010
Life Insurance	6043010000
Disability Benefits	6043010020
Temporary Help	6061110000
Consulting	6061410090
Charitable Contributions	6066210000
Misc. Prof Fees	6061710020
Computer Forms	6051110050
Hardware/Soft Maintenance	6050610000
Software Purchases	6050410010

EXHIBIT B

EXPENSE ITEMS

Rent	6048110000
Utilities	6048110020
Rent Related Property Tax	6048110100
Repairs and Maintenance	6048110050
Furniture & Equipment Maintenance	6049210010
Furniture & Fixture Purchase	6049210000